Item 77Q (1)(e) - Copies of any new or amended investment advisory contracts

Interim Sub-Advisory Agreement between Touchstone Advisors, Inc. and Russell Implementation Services Inc. with respect to the Touchstone Large Cap Core Fund dated September 1, 2015 is herein incorporated by reference to the Registrant's DEF 14A (Accession No. 0001104659-15-071533) as filed with the SEC on October 20, 2015.

Form of Sub-Advisory Agreement between Touchstone Advisors, Inc.
and London Company of Virginia d/b/a The London Company with respect to the Touchstone Large Cap Core Fund is herein incorporated by reference to DEF 14A (Accession No. 0001104659-
15-071533) as filed with the SEC on October 20, 2015.

Sub-Advisory Agreement between Touchstone Advisors, Inc. and Fort Washington Investment Advisors, Inc. dated August 31, 2015 with respect to the Touchstone Focused Fund is herein incorporated by reference to the Registrant's N-14 (Accession No. 0001104659-15-066286) as filed with the SEC on September 21, 2015.